                                                                   EXHIBIT 10.15

                         AGREEMENT OF PURCHASE AND SALE

VALTERRA HOLDINGS, LLC North Carolina ("Buyer") hereby agrees to purchase and CAROLINA INVESTMENT PARTNERS (collectively, the "Seller") hereby agree to sell and convey, all of that plot, piece or parcel of land described below, together with all improvements located thereon (collectively, the "Property"), upon the terms and conditions set forth below (the "Contract"). If Seller has not accepted this offer within seven (7) days of the date of Buyer's signature, this offer shall be deemed withdrawn and of no further force and effect. The date of the latter of Seller's or Buyer's signature shall be the date of this Contract.

1. REAL PROPERTY. Located in Cary, North Carolina and being approximately two and one half (2.50) gross acres, subject to final survey, located at Cary Parkway and US #1 and Hwy. 64 outlined in red on the attached Exhibit A. PIN #07620678799. Address stated is 790 East Cary Parkway, Cary, N.C. The exact and precise dimensions of the Property shall be mutually agreed upon by the parties.

2. PURCHASE PRICE. The purchase price is Five Dollars ($5.00) per square foot approximately two and one half (2.5) gross acres and subject to final survey (the "Purchase Price"). The Purchase Price shall be paid as follows:

     (a) Earnest Money Deposit in the form of a $15,000 irrevocable letter of credit listing the Seller as beneficiary. Said Earnest Money Deposit will be provided within seven (7) business days of the date of this Contract and held in escrow by Seller's agent until the sale is closed, at which time it will be converted to cash and credited to Buyer against the Purchase Price, or until this Contract is otherwise terminated. In the event Buyer terminates this Contract during the Due Diligence Period (defined below) or any of the conditions hereto are not satisfied, then the Earnest Money Deposit shall be returned to Buyer. In the event of breach of this contract by Seller, upon Buyer's request, the Earnest Money Deposit shall be returned to Buyer, or Buyer, as Buyer's sole additional remedy, shall be forced to sue for Performance of Contract. In the event Buyer breaches this contract, then the Earnest Money Deposit shall be forfeited to Seller, and such forfeiture shall be Seller's sole remedy available to Seller for such breach; provided, however, the Buyer shall have ten (10) business days following written notice from Seller to cure any breach under this Contract.

     (b) Balance of the Purchase Price at closing in immediately available United States Dollars.

     (c) Options for the remainder of the nine acre tract of which the Property is a portion will be granted to the buyer for one year, beginning on the date the Contract is fully executed. Buyer may extend the option for up to two (2) additional years by paying Seller an option fee of $3,000 for each year extended, payable on the anniversary date of the Contract Date; provided, however, that the options will end no later than December 31, 2005. This will be paid in the form of cash to the Seller sand will be non-refundable and will not apply toward the purchase price.

     (d) Option Land Purchase. Purchase price for the additional land shall be $4.50 per square foot during the first option year, $4.75 per square foot during the second option year, and $5.00 per square foot during the third option year.

3.   GENERAL CONDITIONS/CONDITIONS PRECEDENT. The Buyer will have sixty days
     (60) days after Seller's delivery of the items in Paragraph 8 hereof (the "Due Diligence Period") to determine, in Buyer's sole discretion, if the property is suitable for Buyer's intended use. In the event Buyer elects to terminate this Contract within the Due Diligence Period, all the earnest money shall be returned to Buyer.

     The following are conditions precedent to Buyer's obligation to close the transaction contemplated hereunder.

     (a) The Property, including all access driveways adjacent to the Property, must be in substantially the same or better condition at closing as of the date of this Contract.

     (b) Buyer must submit site plan no later than 30 days after examination period and obtain site plan approval by April 30, 2003 ("Approval Date") and all necessary permits and approvals from the Town of Cary for its proposed office development and construction.

     (c) Utilities (including, without limitation, water, sewer, electricity, and natural gas) will be available at the property line and allocations of such utilities will be sufficient for Buyer's proposed use of the Property.

     (d) All deeds of trust, liens, and other charges against the Property, not assumed by Buyer, must be paid and satisfied by Seller prior to or at closing such that cancellation is immediately obtained following closing. Seller shall remain obligated to obtain any such cancellations following closing.

     (e) Title must be delivered at closing by General Warranty Deed, and must be fee simple marketable title, free of all encumbrances except: ad valorem taxes for the current year (prorated through the date of closing); utility easements and unviolated restrictive covenants that do not materially affect the value of the Property; and such other encumbrances as may be assumed or specifically approved by Buyer. The Property must have legal access acceptable to Buyer to a public right of way, either directly or through another property owned by Buyer. Any matter of title, other than deeds of trust or mortgages to be satisfied at closing not expressly objected to by Buyer during the Due Diligence period shall be treated as having been specifically approved by Buyer.

     (f)  Satisfaction of the "Seller Conditions" attached hereto as Exhibit B.

4. SPECIAL ASSESSMENTS. Seller warrants that there are no governmental special assessments for sidewalk, paving, water, sewer or other improvements on or adjoining the Property, no unpaid governmental impact fees or frontage fees, and no business campus associated dues, if so, Seller to pay/The Transportation Agreement is permissible.

5. PRORATIONS AND ADJUSTMENTS. Unless otherwise provided, the following items shall be prorated and either adjusted between the parties or paid at closing:

     (a) Ad valorem taxes on real property shall be prorated on a calendar year basis through the date of closing.

     (b) Rents, if any, for the property shall be prorated through the date of closing.

6. CLOSING EXPENSES. Seller shall pay for preparation of a deed and all other documents necessary to perform Seller's obligations under this Contract including the cancellation of deeds of trust, liens, and other charges, and for excise tax (revenue stamps) required by law. Buyer shall pay for all other costs of closing, including the cost of recording the deed and for preparation and recording of all instruments required to secure the balance of the Purchase Price unpaid at closing.

7. BROKERAGE COMMISSIONS. Seller shall pay a two percent (2%) broker's commission to Buyer's agent, Sequoia Realty. Buyer and Seller hereby acknowledge that no other broker's commission or finder's fee is payable with regard to the transaction contemplated by this Agreement. Each party hereto agrees to defend and indemnify the other party from and against all liability, claim, demand, damage or cost of any kind arising from or connected with any broker's or finder's fee, commission or charge claimed to be due any person arising from the such party's conduct with respect to this transaction.

8. THIRD PARTY REPORTS. Seller agrees to use its best efforts to deliver to Buyer as soon as reasonably possible after the date of this Contract copies of all title information in possession of or available to Seller, including but not limited to: title insurance policies, attorney's opinions on title, surveys, soil reports, site plans, covenants, deeds, notes, deeds of trust, and easements relating to the Property of legal description.

9. LABOR AND MATERIAL. Seller shall furnish at closing an affidavit and indemnification agreement in form satisfactory to Buyer showing all labor and materials, if any, furnished to the Property within 120 days prior to the date of closing have been paid by Seller and agreeing to indemnify Buyer against all loss from any cause or claim arising therefrom.

10. REASONABLE ACCESS. Seller will provide reasonable access to Buyer or Buyer's representatives for purposes of appraisal and inspection, including without limitation soil and environmental tests.

11. CLOSING. Closing shall be defined as the date and time of recording the deed. All parties agree to execute any and all documents and papers necessary in connection with closing and transfer of title, at a place designated by Buyer, on or before the fifteenth (15/th/) day following the satisfaction of the conditions listed in Section 3 of this Contract.

12.  POSSESSION. Possession shall be delivered at closing.

13. RISK OF LOSS. The risk of loss or damage by fire or other casualty prior to closing shall be upon Seller. If the improvements on or to the Property are destroyed or materially damaged prior to closing, Buyer may terminate this Contract by written notice of such election to the other party, in which event Seller hereby consents to the return of the Earnest Money Deposit to Buyer.

14. NOTICES. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed to have been given (a) when physically received by personal delivery (which shall include the receipt of a facsimile transmission), (b) one (1) business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (c) two
     (2) business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective parties at the following addresses:

     To Seller:   Carolina Investment Partners    To Buyer:   Valterra Holdings, LLC
                  4112 Blue Ridge Road                        5310 Alston Avenue
                  Raleigh, NC 27612                           Suite 210
                                                              Durham, NC 27713

Either party may change the person or address for notices to such party by giving notice to the other party as provided above.

15.  ASSIGNMENTS. Buyer may assign this Contract.

16. PARTIES. This Contract shall be binding upon and shall inure to the benefit of the parties, i.e., Buyer and Seller and their heirs, successors and assigns. As used herein, words in the singular include the plural and the masculine includes the feminine and neuter genders, as appropriate.

17. SURVIVAL. If any provision herein contained which by its nature and effect is required to be observed, kept, or performed after the closing, it shall survive the closing and remain binding upon and for the benefit of the parties hereto until fully observed, kept, or performed.

18. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no representations, inducements or other provisions other than those expressed therein. Each party hereto and its counsel have had the opportunity to review and review (or request revisions of) this Contract, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of the Contract hereto or amendments hereof. All changes, additions or deletions hereto must be in writing and signed by all parties.

19. EXECUTION. This Contract shall become binding only when signed by both Buyer and Seller. This Contract is executed under seal in signed multiple originals, all of which together constitute one and the same instrument, with a signed original retained by each party, and the parties adopt the word "Seal" beside their signatures below.

20. MORATORIUM. In the event that any governmental entity having jurisdiction over the property imposes any moratorium or other restriction on rezoning, construction or any other aspect of the development process that would, in Buyer's sole judgment, materially impact or delay Buyer's ability to obtain the approvals and permits specified in Section 3(b), then Buyer shall have the option to (i) terminate this Contract upon written notice to Seller and receive a full refund of the Earnest Money, (ii) extend the Approval Date for such reasonable amount of time after such moratorium or restriction has been lifted to allow for buyer to obtain the necessary permits and approvals.

21. TRANSPORTATION AGREEMENT. Buyer acknowledges that it is purchasing the Property subject to that "Transportation Agreement" with the Town of Cary, a copy of which is attached hereto as Exhibit C. Seller agrees to pay all fees called for under the Transportation agreement. If Buyer develops any or all of the Property, Buyer shall reimburse Seller Ten Thousand Dollars ($10,000) per acre of land purchased, for the transportation agreement fee, at the closing.

BUYER


Valterra Holdings, LLC (Seal)


By: /s/                             (Seal)
   ---------------------------------

Date: 11.01.02



SELLER

/s/ Alton Smith                     (Seal)
------------------------------------
By: Alton Smith

Date: 10.29.02

                                    EXHIBIT B

               See Attached Agreement As A Condition By The Seller

                                    Agreement

                                Seller Conditions

1. Seller must determine by appraisal that the selling price is acceptable per the terms or the partnership agreement. To be completed within ten (10) days of a fully executed contract.

2. Buyers site plan and buildings must meet the approval of the Seller with regard to the retained parcel and the conformity of exterior appearance with potential proposed development of the retained parcel. This will be approved by the Buyer and Seller upon site plan submittal. Seller will have ten (10) to approve. If Seller does not notify Buyer within ten (10) days of its disapproval, Seller will be deemed to have approved the site plan and buildings.

3. Buyer will provide pavement, sewer, water, and other utilities access to the retained parcel to the satisfaction of the Seller as required by the Town of Cary.

                                    EXHIBIT C

STATE OF NORTH CAROLINA
                                                        TRANSPORTATION AGREEMENT

COUNTY OF WAKE

     This TRANSPORTATION AGREEMENT ("Agreement") is made and entered into this 20/th/ day of July, 2001 by and between the TOWN OF CARY, a North Carolina municipal corporation (the "Town") and CAROLINA INVESTMENT PARTNERS, a North Carolina general partnership ("Carolina").

                              W I T N E S S E T H:

     WHEREAS, Carolina owns the real property m or particularly described on Exhibit A attached hereto ("Carolina Property"); and

     WHEREAS, in connection with the proposed development of property in the vicinity of the Carolina Property, a Traffic Impact Analysis ("TIA") was obtained which TIA evidenced that the intersection of U.S. 1 and the Cary Parkway (the "Intersection") would be functioning at an unacceptable service level as defined by Section 5.15.3 of the Town of Cary Unified Development Ordinance (the "Code") such that a Certificate of Approved Traffic Analysis ("CATA") might not be issued for the development of all or portions of the Carolina Property without compliance with 5.15.7 of the Code; and

     WHEREAS, Carolina has no immediate plans to develop its property or to make requests for a subdivision plan, site plan, master land use plan for a planned unit development, or conditional use rezoning, but Carolina intends to develop the Carolina Property in the future and to make requests for one or more of such approvals; and

     WHEREAS, Town has determined that the level of service of the Intersection will be enhanced by improvements to the Intersection, said improvements being substantially similar to those shown on that "Conceptual Plan Cary Parkway/U.S. 1/64 Interchange Modification" prepared by Kimley-Horn Associates, Inc., a copy of which is attached hereto (the "Improvements"; and

     WHEREAS, Town has determined that the Improvements should be made to the Intersection in order for property in the vicinity of the Intersection to be developed and to obtain Town approval for development; and

     WHEREAS, Town is willing to enter into this Agreement and agreements with:
(i) Tryon Partners, LLC and William P. Franklin, and (ii) Summerwinds, Inc., in order to accelerate the construction of the Improvements to the Intersection; and

     WHEREAS, Town has indicated it is considering adoption of a new adequate public facilities ordinance which may modify or replace the current Chapter 5,
Part 15 of the Code; and

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

     1. Town agrees that at such time as Carolina makes any and all application(s) for subdivision plan, site plan, master land use plan for planned unit development, or conditional use rezoning for the development of the Carolina Property, a CATA shall be issued by the Town for each such development application provided that Carolina pays the developer contribution as set forth herein. This agreement by the Town to issue the CATA is with full recognition that the requested approval(s) may not satisfy the requirements of Section
5.15.3 of the Code, but the Town agrees that this Agreement satisfies the requirements of Section 5.15.7(f)(iii) as "... an agreement with the Town to participate financially in the cost of the improvements in order to accelerate their construction..." The parties acknowledge that Carolina may make application for one or more approvals in connection with a portion or all of the property. In the event multiple applications are made, a CATA shall be issued at the time of each application.

     Town agrees further that it will expedite construction of the Improvements to the Intersection in reliance upon this Agreement and the agreements by Tryon Partners, LLC and William P. Franklin and Summerwinds. In the event Carolina applies for a CATA or CATAs prior to two (2) years after the execution of this Agreement, then Carolina shall be limited to obtaining certificates of occupancy for fifty percent (50%) of its proposed improvements on the Carolina Property until the earlier of such times as (i) the lapse of two years from the execution of this Agreement or (ii) such time as there is a reasonable expectation that the Improvements to the Intersection will be completed in time to be of benefit to the project. Upon the occurrence of the earlier of the above events, then Carolina shall be entitled to receive certificates of occupancy for all of its proposed improvements. Notwithstanding the limitations set forth above, Carolina shall be entitled to a CATA or CATAs and to the issuance of building permits for improvements upon application as set forth in the preceding paragraph.

     2. Carolina agrees that at such time as it receives the CATA, Carolina shall contribute to Town the sum of One Hundred Sixty Thousand Five Hundred Dollars ($160,500.00) (the "Developer Contribution") as financial participation in the cost of the Improvements to the Intersection. Carolina shall have no obligation to pay the Developer Contribution unless Carolina receives the CATA as set forth herein. Once Carolina has paid the Developer Contribution for any requested CATA, then all future requested CATAs in connection with the development of the Carolina Property shall be issued without the necessity of further payments.

     In the event Carolina proposes density for its development that causes traffic generation to exceed the traffic demonstrated by the TIA, then the amount of Developer Contribution shall be increased by a percentage equal to the percentage increase of traffic generated by the Carolina development.

     3. The parties agree that transportation development fees for the Carolina Property shall be paid at such time as required by the Code.

     4. The Town agrees that in the event Chapter 5, Part 15 of the Code is modified or replaced such that the Town's requirements for development of the Carolina Property are modified or replaced, then Carolina shall have the right to have its application for approval controlled by the terms of Chapter 5, Page 15 of the Code as it exists on the date of execution of this Agreement. Notwithstanding any new or modified requirements of the Codes as to approvals related to traffic or transportation matters, Carolina shall be entitled to the issuance of the CATA and approval of its subdivision plan, site plan, master land use plan for a planned unit development, or conditional use rezoning upon payment of the Developer's Contribution.

     5. In the event of a modification or replacement of Chapter 5, Part 15 of the Code, Carolina shall have the right to elect to terminate this Agreement by delivering written notice thereof to the Town in which even this Agreement shall be null and void and of no further effect. Any approvals for development of the Carolina Property shall be subject to the then applicable Code provisions.

     6. Any notice, demand or request given under this Agreement shall be given in writing, and shall be made by personal delivery or sent by United States registered or certified mail, postage prepaid, return receipt requested or sent by a reputable overnight courier, addressed as follows:

     a.   If to Town:            Town of Cary
                                 Attn: Charles Henderson, Esquire
                                 318 N. Academy Street
                                 Cary, NC 27511
                                 Facsimile: 919460-4929

          With copy to:          Town of Cary
                                 Attn: Tim Bailey
                                 318 N. Academy Street
                                 Cary, NC 27511
                                 Facsimile: 919-460-4935

     b.   If to Carolina:        Carolina Investment Properties
                                 C/o Trademark Properties
                                 Attn: Alton Smith
                                 4000 Blue Ridge Road
                                 Raleigh, NC 27612
                                 Facsimile: 919-783-9934

                                 Michael G. Winters, Esquire
                                 Ellis & Winters LLP
                                 5501 Dillard Drive, Suite 150
                                 Cary, NC 27511
                                 Facsimile: 919-865-7010

Or to such other address as either party may designate in writing mailed to the other party as provided herein. Notices shall be deemed given, delivered and received on the actual date of their personal delivery; three (3) business days after deposit in the United States mail with registered mail, return receipt requested; one (1) business day after deposit with or pick up by a professional overnight delivery service if the sender receives delivery confirmation from the service; or upon the date of transmission of a telecopied written communication if the sender obtains machine generated or other written confirmation of completed transmission and provided that a copy is deposited in the U.S. mail.

     7. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the successors and assigns of Carolina s owner of any portion of the Carolina Property.

     8. This Agreement may only be amended or modified by the written consent of the Town and Carolina.

     9. This Agreement shall be governed and construe din accordance with the laws of the State of North Carolina. This Agreement constitutes the entire agreement between Town and Carolina.

     10. This Agreement will terminate in the event that Carolina has not made application for a CATA or CATAs within ten (10) years after the date of execution of the Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS OF THE FOREGOING, town and Carolina have caused this instrument to be executed under seal as of the date first above written.

                                       TOWN OF CARY

                                       By: /s/ William Coleman
                                           ------------------------------
                                           William Coleman, Town Manager

ATTEST:



/s/ Sue M. Rowland
--------------------------
Sue M. Rowland, Town Clerk


[TOWN SEAL]



                                       Carolina Investment Partners


                                       By: /s/ Alton Smith
                                           ------------------
                                       Name:  Alton Smith
                                       Title: General Partner

                                    EXHIBIT A

     All that certain tract or parcel of land located in Cary, Wake County, North Carolina and being more particularly described as follows:

     BEGINNING at a point located in the northern margin of the right-of-way of Cary Parkway at the point where such right-of-way commences to curve and intersect with the eastern margin of the right-of-way of Thurston Drive, running thence from such point of BEGINNING with and along the arc of a curve to the right having a radius of 30.00 feet, an arc distance of 45.22 feet to a point (such curve having a chord bearing and distance of North 01(Degree) 34' 20" West
41.06 feet); running thence North 41(Degree) 36' 29" East 98.25 feet to a point; running thence South 32(Degree) 50' 24" East 69.31 feet to a new iron pipe; running thence South 60(Degree) 56' 49" East 115.70 feet to an existing iron pipe; running thence South 19(Degree) 12' 35" East 61.59 feet to a new iron pipe; running thence South 03(Degree) 07' 35" West 75.78 feet to an existing iron pipe; running thence South 11(Degree) 39' 56" West 113.37 feet to a new iron pipe located in the northern margin of the 106 foot wide right-of-way of Cary Parkway; running thence with and along such margin of the right-of-way of Cary Parkway with and along the arc of a curve to the left, having a radius of 1485.39 feet, an arc distance of 314.19 feet, to a point and being the point and place of BEGINNING (such curve having a chord bearing and distance of North 38(Degree) 41' 35" West 313.61 feet), containing 0.86 acres and being a part of Lot 5, Wellington Park P.U.D., all according to that certain unrecorded plat of survey entitled "Survey for Resolution Trust Corporation of Part of Lot 5, Wellington Park, P.U.D.," prepared by Al Prince & Associates, P.A., dated April 28, 1992, to which unrecorded survey reference is hereby made for a more accurate description of the metes, bounds, courses and distances of the foregoing tract.

     BEGINNING at a point in the centerline of N.C.S.R. 1009 (Tryon Road), said point being the southwest corner of Parcel 4 of the Wellington Park P.U.D. as shown on Book of Maps 1986, Page 1262, in the Wake County Registry, and having N.C. Grid Coordinates of North 725570.77 and East 207045865; thence North 19(Degree) 13' 12" West 50.05 feet to a point on and tangent to a curve having a radius of 30.00 feet; thence with said curve as it turns to the right a distance of 45.68 feet to a point on and tangent to a curve having a radius of 1485.39 feet; thence with said curves as it turns to the left a distance of 278.54 feet to a point of tangency; thence North 11(Degree) 39' 58" East 113.37 feet to a point; thence North 03(Degree) 07' 35" East 75.7 feet to a point; thence North 19(Degree) 12' 35" West 61.59 feet to a point; thence North 60(Degree) 56' 49" West 115.70 feet to a point; thence North 32(Degree) 50' 24" West 69.31 feet to a point; thence North 41(Degree) 36' 29" East 380.92 feet to a point on and tangent to a curve having a radius of 403.00 feet; thence with said curve as it turns to the right a distance of 422.02 feet to a point of tangency; thence South 78(Degree) 23' 31" East 290.97 feet to a point on and tangent to a curve having a radius of 30.00 feet; thence with said curve as it turns to the right a distance of 47.17 feet to a point of tangency; thence South 11(Degree) 41' 43" West 245.72 feet to a point on and tangent to a curve having a radius of 265.00 feet; thence with said curve as it runs to the left a distance of 210.44 feet to appoint of tangency; thence south 33(Degree) 48' 17" East 163.90 feet to a point on and tangent to a curve having a radius of 30.00 feet; thence with said curve as it turns to the right a distance of 47.08 feet to a point of tangency; thence south 34(Degree) 02' 30" East 49.84 feet to a point; thence South 55(Degree) 57' 30" West 49.52 feet to a point; thence south 57(Degree) 40' 03" West 102.39 feet to a point; thence South 59(Degree) 45' 02" West 94.59 fee to a point; thence south 63(Degree) 55' 26" West 107.39 feet to a point; thence South 69(Degree) 20' 26" West 96.27 feet to a point; thence South 70(Degree) 46' 48" West 354.60 feet to the POINT AND PLACE OF BEGINNING and containing 17.29 acres.